                                                                      Exhibit 99

For Immediate Release                             Contact: Kathleen Bruegenhemke
                                       Senior Vice President, Investor Relations
                                             TEL: 573.761.6100 FAX: 573.761.6272

                       EXCHANGE NATIONAL BANCSHARES, INC.
                     OF JEFFERSON CITY, MISSOURI, ANNOUNCES
                 1st QUARTER DILUTED EARNINGS OF $0.53 PER SHARE

JEFFERSON CITY, MO, April 29, 2005 - Today, Exchange National Bancshares, Inc. (NASDAQ: EXJF) reported first quarter diluted earnings of $0.53 per share, compared to $0.54 per share a year ago. Net income for the three months ended March 31, 2005 of $2,238,000 decreased $56,000 when compared to the first quarter of 2004.

In commenting on earnings performance, Chairman and CEO James E. Smith said "While earnings were slightly less than the comparable quarter last year, we are encouraged that net interest income increased $280,000. The increase was offset by higher non-interest expenses of $303,000 resulting primarily from salary, overhead and promotion costs associated with our expanded branch network as well as increased regulatory compliance costs. Additionally, non-interest income was down $115,000 compared to first quarter 2004 due primarily to a decrease in the volume of mortgage loans originated and sold to the secondary market."

For the quarter, return on average equity was 9.8% and the return on average assets was 1.0%.

Comparing March 31, 2005 balances to December 31, 2004, total assets increased 6% to $976,588,000. Total loans grew 1% to $641,302,000 and investment securities increased 30% to $223,793,000 due to the completion of a $23 million trust preferred security offering. Proceeds from the offering will be used to finance expansion into growing metropolitan areas and to provide capital for internal growth. Total deposits increased 2% to $737,929,000. During the same period, stockholders' equity increased less than 1% to $92,206,000 or 9.4% of total assets.

Exchange National Bancshares, a multi-bank holding company headquartered in Jefferson City, Missouri, has total assets of $977 million and trades on the NASDAQ National Market under the symbol "EXJF". Exchange National Bancshares is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Springfield, Lee's Summit, Branson, Windsor, Collins and Osceola; and Osage Valley Bank of Warsaw.




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FINANCIAL SUMMARY

(UNAUDITED)

Balance sheet information:                   March 31, 2005         December 31, 2004
   Loans, net of allowance
     for loan losses                         $   633,572,974         $   629,141,036
   Debt and equity securities                    223,793,181             171,717,635
   Total assets                                  976,587,555             923,874,270
   Deposits                                      737,928,801             726,649,476
   Stockholders' equity                           92,206,263              91,770,783


                                                Three Months           Three Months
Statement of income information:           Ended March 31, 2005    Ended March 31, 2004
   Total interest income                     $    11,527,378         $     9,761,853
   Total interest expense                          4,440,267               2,954,393
   Net interest income                             7,087,111               6,807,460
   Provision for loan losses                         235,500                 235,500
   Noninterest income                              1,331,344               1,446,655
   Noninterest expense                             4,975,258               4,672,263
   Income taxes                                      970,083               1,052,553
   Net income                                      2,237,614               2,293,799
   Earnings Per Share:
      Basic:                                 $          0.54         $          0.55
      Diluted:                               $          0.53         $          0.54

Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.